Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our reports dated August 25, 2017 with respect to the financial statements of MB Hospitality (EP), LP, MB Hospitality (AUSAP), LP, and MB Hospitality (AUSN), LP, which comprise the balance sheets as of December 31, 2016 and 2015 and the related statements of operations, changes in partners’ capital and cash flows for the years then ended for MB Hospitality (EP), LP and for year ended December 31, 2016 and for the period from inception (January 22, 2015) to December 31, 2015 for MB Hospitality (AUSAP), LP, and MB Hospitality (AUSN), LP, which reports appear in the Current Report on Form 8-K/A, filed by Condor Hospitality Trust, Inc. on August 25, 2017, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, TX

September 7, 2017